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                                   Exhibit 5
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 [Case Letterhead]

 KEVIN J. HALLAGAN
 ASSOCIATE GENERAL COUNSEL
 AND ASSISTANT SECRETARY

 May 31, 1996



 Securities and Exchange Commission
 450 Fifth Street, N.W.
 Washington, D.C.  20549

      Re:  Case Corporation
           Registration Statement on Form S-8 pertaining to
           Employee Stock Purchase Plan

 Ladies and Gentlemen:

 I am Associate General Counsel and Assistant Secretary of Case Corporation, a Delaware corporation (the "Company"), and I am familiar with the corporate proceedings taken and to be taken in connection with the registration under the Securities Act of 1933, as amended, of an additional 1,000,000 shares of Common Stock, $.01 par value per share ("Common Stock"), of the Company available for issuance under the Company's Employee Stock Purchase Plan (the "Plan").

 I have examined and am familiar with the Certificate of Incorporation and the By-laws of the Company and with the Plan. I have also examined such other documents, records and certificates of the Company as I consider necessary for the purpose of this opinion.

 Based on the foregoing, I am of the opinion that:

      1. The Company has been duly organized and is validly existing as a corporation under the laws of the State of Delaware.

      2. The shares of Common Stock to be issued pursuant to the Plan have been duly authorized and will, upon due issuance thereof, be validly issued, fully paid and non-assessable (except with respect to debts owing to employees of the Company for services performed (not exceeding six months' service in any one case), as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law and as such section may be interpreted by a court of law).
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 Securities and Exchange Commission
 May 31, 1996
 Page 2

 I hereby consent to the filing of this opinion as an exhibit to the Registration Statement being filed in connection with the above-mentioned registration.

 Sincerely,

 /s/  KEVIN J. HALLAGAN
 Kevin J. Hallagan

 KJH:me